Exhibit 19.1

rYTHM, iNC.

POLICY ON INSIDER TRADING

Adopted Effective: May 8, 2025

The Board of Directors (the “Board”) of RYTHM, Inc., (f/k/a Agrify Corporation) (referred to herein, inclusive of its subsidiaries and affiliates, as the “Company”) has adopted this policy (this “Policy”) concerning the rules and procedures governing transactions in Securities (as defined below) by Covered Persons (as defined below).

A.	Definitions

“Company” shall have the meaning provided above.

“Covered Person” means all employees, officers, directors, agents, contractors, vendors and service providers of the Company and the Related Persons of each such individual. In addition, individuals outside of the Company can become temporary “insiders” who are treated as Covered Persons by having a special confidential relationship with the Company resulting in access to Material Nonpublic Information.

“Designated Insider” shall have the meaning set forth in Section G below.

“Material Nonpublic Information” also referred to as “Inside Information” has the meaning set forth in Section D below.

“Related Person” means, with reference to any person, (i) that person’s immediate family members, (ii) any person living in that person’s household, and (iii) any such person may own or control.

“Securities” means the equity securities (including, without limitation, common stock ) or debt securities, warrants, options, or preferred stock, of, or derivative securities relating to, a company.

“Tipping” means sharing Material Nonpublic Information with a third party, whether or not for compensation or an expectation of profit.

B.	Purpose and Administration

The Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that when transacting in Securities, all Covered Persons conform to all applicable laws, including U.S. securities laws, and that they avoid even the appearance of impropriety. All Covered Persons must familiarize themselves with this Policy and abide by it. Insider trading is strictly regulated by the corporate and securities laws in the United States, as well as any stock exchange on which the Securities of the Company are listed. Violations of this Policy may result in civil and criminal penalties under applicable securities laws and disciplinary action by the Company up to and including termination of employment or service.

The obligations of the Company’s General Counsel (or if such role is vacant, the applicable person fulfilling such responsibilities) hereunder may be delegated by the General Counsel to such other member(s) of the Legal Department or outside counsel or legal advisors as the General Counsel may determine from time to time.

C.	Prohibition Against “Insider” Trading and Tipping – Applies to all Covered Persons

Covered Persons may not, directly or indirectly, purchase or sell Securities of the Company while in possession of Material Nonpublic Information concerning the Company. Similarly, Covered Persons may not trade in the Securities of another company if they have obtained Material Nonpublic Information about that company in the course of or in connection with the Covered Person’s employment by or other service to the Company. In addition, Covered Persons are strictly prohibited from Tipping any other person or giving Material Nonpublic Information to another person.

Covered Persons are reminded that they may come into possession of Material Nonpublic Information in the ordinary course of their employment with or other service to the Company. “Other service” may include the provision of services through a consulting or contracting relationship, such as a shared services or similar agreement. Information that is not considered material to the Company may nevertheless be material to one of those other companies, and it is not permissible for Covered Persons to make use of Material Nonpublic Information gained in the course of their service to or employment with the Company for any reason outside of their scope of responsibilities to the Company.

D.	What Is “Material Nonpublic Information”?

“Material Nonpublic Information” or “Inside Information” is information that is both material and nonpublic. Whether information is material is difficult to evaluate in the abstract and typically is assessed with the benefit of hindsight. There always is information about the Company that is generally not known to the public. This information is “material” if it would likely to affect the stock price of the Company, or if a reasonable investor would consider it important in making an investment decision (i.e., whether to buy, hold, or sell Securities).

Examples of information, which if not publicly known, could be “Material Nonpublic Information” or “Inside Information” include:

●	changes in share ownership that may affect control of the Company;

●	material acquisitions or dispositions by the Company;

●	proposed changes in corporate structure including amalgamations and reorganizations proposed acquisitions of other companies (including take-over bids or mergers or material assets of such companies);

●	financial results and other earnings information, or information that would have an impact on financial results or earnings (such as unanticipated write-downs or gains and operating losses or gains);

●	major labor disputes or disputes with major contractors or suppliers;

●	financial forecasts and plans, or material changes or expected material changes to financial forecasts or results;

●	major personnel or management changes;

●	changes in capital structure including stock splits and stock dividends, or changes in our capital investment plans or corporate objectives;

●	a major lawsuit, criminal indictment or governmental investigation;

●	development of a significant new product or process;

●	significant labor disputes or disputes with major contractors or suppliers;

●	a change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report;

●	borrowing or receiving loans for a material amount of money or obtaining significant debt financing; a public or private sale of a material number of additional securities

●	material changes or developments in products or contracts which could materially affect earnings upwards or downwards of the Company or its subsidiaries; and

●	knowledge of material cybersecurity risks or incidents.

Material information about the Company should be considered nonpublic unless there is a certainty that it is publicly available. For example, Covered Persons should assume that the information is not public unless the information has been disclosed in a public filing by the Company (such as a report filed on Form 10-K, Form 10-Q or Form 8-K) made with the U.S. Securities and Exchange Commission (“SEC”) or in materials provided to the Company’s shareholders (such as an annual report, investor letter, prospectus or proxy statement), or is available from the Company through a newswire service or daily newspaper of wide circulation, AND a sufficient amount of time has passed (generally, at least one full trading day on the Company’s primary securities exchange) so that the marketplace has had an opportunity to digest the information. Information about the Company and its Securities will continue to be considered nonpublic even if some information, such as rumors, speculation or similar reports from sources outside of the Company are the only source of publicity.

If you have questions or want clarification on whether particular information is material or nonpublic, please contact the General Counsel of the Company, its Chief Counsel – Securities & Governance or other designee of the General Counsel.

E.	The Exercise of Stock Options

This Policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option, the sale of Securities delivered to the option holder as a result of a “withhold to cover” transaction, or any other market transaction. However, this Policy does not apply to the exercise of options granted under the Company’s employee share and incentive plan, or to the exercise of a tax withholding right, under a “withhold to cover” method for the exercise of the applicable option, where that transaction does not involve the sale of securities on the open market, such as through a broker-assisted transaction.

Please contact the Office of the General Counsel or the General Counsel’s designee if you have questions about whether it is possible to exercise options outside of the application of this Policy.

F.	Additional Prohibited Transactions

There should be no trading in any interest or position relating to the future price of the Company’s Securities, including:

(1)	Short Sales. Short sales of the Company’s Securities evidence an expectation on the part of the Covered Person that the Securities will decline in value, and therefore signal to the market that the Covered Person has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the Covered Person’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s Securities are prohibited. In addition, Section 16(c) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and executive officers from engaging in short sales.

(2)	Publicly Traded Put or Call Options. A transaction in publicly traded put or call options is, in effect, a bet on the short-term movement of the Company’s Securities and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative Securities of the Company, on an exchange or in any other organized market, are prohibited. This Section F(2) shall not be construed to apply to exercises of stock options granted by the Company pursuant to a share incentive plan.

(3)	Hedging Transactions. Certain forms of hedging or monetization transactions allow the Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders. Therefore, Covered Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s Securities.

(4)	Margin Accounts and Pledges. No Covered Person may use the Company’s Securities to support a margin debt or pledge the Company’s Securities at any time when the Covered Person is in possession of inside information or otherwise is not permitted to trade in the Securities of the Company, except for a margin loan with a registered broker-dealer that complies with the applicable margin rules.

G.	Designated Insiders

All Covered Persons must limit transactions in the Company’s Securities to periods when they can reasonably be satisfied that there are no pending material nonpublic developments that might have a bearing on the market price of such Securities. In addition to this general probation that applies to all Covered Persons, additional restrictions apply on certain Company insiders who routinely have access to Material Nonpublic Information, specifically including:

(1)	all directors of the Company;

(2)	all Executive Officers (as determined by the Board from time to time) of the Company;

(3)	all persons having access to the Company’s significant, unreported, consolidated financial information through the Company’s financial and accounting systems or otherwise, including by way of a contractor, consulting or similar service arrangement;

(4)	other management personnel, or contractors, consultants or similar service providers providing management services, having access to the Company’s financial results and projections or regular access to other potentially material information; and

(5)	any executive assistant or other person with access to any of the above persons’ sensitive files, such as email.

(collectively referred to as the “Designated Insiders”). A current list of the Designated Insiders shall be maintained by the Chief Financial Officer or that person’s designee.

H.	Regular Trading Blackout Periods

Purchases and sales of Securities of the Company by Designated Insiders, and each Designated Insider’s Related Persons, will not be permitted at the following times, when Material Nonpublic Information is deemed reasonably likely to exist:

(1)	During the period beginning on the first trading day after the end of each fiscal quarter and ending after the first full trading day following the release of the Company’s earnings result for that period.

(2)	In the event the Company issues interim earnings guidance or other potentially material information by way of press release, SEC filing or other means designed to achieve widespread dissemination of the information, Designated Insiders and Related Persons will be blacked out while the Company is in the process of assembling the information to be released and ending after the first full trading day following the release of such information.

(3)	Such other periods as to which Designated Insiders will be specifically advised.

Hardship Exceptions. Designated Insiders in limited, special circumstances, including an unexpected and urgent need to sell Company Securities in order to generate cash, may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Chief Executive Officer and must be requested at least two (2) business days in advance of the proposed trade. Under no circumstances will a hardship exception be granted to a Covered Person who possesses Material Nonpublic Information. Please contact the Chief Financial Officer for more information.

I.	Event-Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, executives or employees. So long as the event remains material and non-public, directors, executive officers, and such other persons as are designated by the Chief Financial Officer or the Chief Financial Officer’s designee may not trade in the Company’s Securities (an “Event-Specific Blackout”). The existence of an Event-Specific Blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to the prior notice procedures described below desires to trade in the Company’s Securities during an Event-Specific Blackout, the Chief Financial Officer or the Chief Financial Officer’s designee will inform the requestor of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an Event-Specific Blackout must not disclose the existence of the blackout to any other person. Covered Persons are prohibited from trading while in possession of Material Nonpublic Information, regardless of whether they have been designated by the Chief Financial Officer or the Chief Financial Officer’s designee as being subject to an Event-Specific Blackout.

From time to time, the Company may be involved in transactions or other events with other publicly traded companies, and the transaction, while not material to the Company, may be material to the counterparty(ies). In such an event, the Chief Financial Officer or the Chief Financial Officer’s designee may impose an Event-Specific Blackout period on the Covered Persons involved with this event or transaction solely with respect to that other company(ies) by notice to the affected Covered Persons.

Note that the mere existence of a blackout period may be considered Material Nonpublic Information.

J.	Pre-Clearance Procedures

To help prevent inadvertent violations of applicable securities laws and to avoid even the appearance of trading while in possession of Material Nonpublic Information, all individuals subject to Section 16 of the Exchange Act (i.e., Directors and Section 16 Executive Officers), and others as designated by the General Counsel of the Company from time to time, (collectively, the “Pre-Clearance Group”) may not engage in any transaction in the Company’s Securities (including a gift, contribution to a trust, or similar transfer) without first providing the Chief Executive Officer and Chief Financial Officer or their designees (together, the “Pre-Clearance Officers”) with at least 48 hours prior notice of the proposed transaction and receiving pre-clearance to proceed. The Pre-Clearance Officers. The Pre-Clearance Officers will determine whether the transaction may proceed and if so, assist in complying with the SEC reporting requirements, as applicable. The Chief Financial Officer or the designee thereof will maintain a list of the members of the Pre-Clearance Group and notify such individuals of their Pre-Clearance obligations. Pre-clearance shall be granted for a reasonable, limited period, generally no longer than five trading days from the date pre-clearance is granted. Pre-clearance may be requested again during an open trading window if the transaction is not completed within the applicable pre-clearance period.

These pre-clearance procedures apply to trades by partnerships, trusts, corporations, brokerage accounts or other vehicles over which members of the Pre-Clearance Group have investment control or influence, as well as the Related Persons of any member of the Pre-Clearance group. The Pre-Clearance Officers have the right to prohibit any trade for which pre-clearance is required.

Transactions under Company Plans. The pre-clearance procedures described above also apply to certain transactions under the Company’s employee stock purchase and incentive plans. The pre-clearance procedures do not apply to mandatory sell-to-cover transactions to satisfy tax withholding requirements which are not initiated by the holder of such Securities, but do apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purposes of generating the cash needed to pay the exercise price of an award. Pre-clearance must be in writing (which may be via e-mail or other electronic communication).

K.	Rule 10b5-1 Trading Plans

Designated Insiders and/or members of the Pre-Clearance Group may establish a trading plan under SEC Rule 10b5-1 only after first obtaining written pre-clearance for the plan from the General Counsel or the General Counsel’s designee. To obtain pre-clearance, a proposed Rule 10b5-1 Trading Plan must:

(1)	Be in writing in form and substance acceptable to the Company;

(2)	Comply with all applicable rules set forth by the SEC rules and regulations, and contain all terms required thereunder;

(3)	Be entered into only during a period in which the Covered Person is not subject to a blackout period or is otherwise aware of Material Nonpublic Information

(4)	Require additional pre-clearance for any amendment, termination, or replacement.

L.	Post-Termination Transactions

If, upon the termination of a Covered Person’s service as a director, officer, employee or other agent of the Company, the Covered Person possesses Material Nonpublic Information, unless otherwise pre-cleared by the Chief Financial Officer or the Chief Financial Officer’s designee, such Covered Person may not trade in the Company’s Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to the terminated Covered Person’s transactions in Company Securities upon the expiration of any applicable blackout period in effect at the time of the termination of service.

M.	Assistance

If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Chief Financial Officer or such person’s designee.